Exhibit 107
CALCULATION OF FILING FEE TABLE
FORM S-8
(Form Type)

Scorpio Tankers Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)
Equity	Common Stock, $0.01 par value per share	Rule 457(c)	320,308	$83.47	$26,736,109	0.00013810	$3,692.36
Total Offering Amounts					$26,736,109		$3,692.36
Total Fee Offsets(3)							—
Net Fee Due							$3,692.36

(1)
Pursuant to Rule 416 under the Securities Act of 1933 (the "Securities Act"), the registration statement to which this exhibit related also covers any additional shares of the Registrant's Common Stock, $0.01 par value per share (the "Common Stock"), that may be offered or become issuable under the Amended and Restated 2013 Equity Incentive Plan in connection with any stock split, stock dividend, recapitalization or any other similar transaction effected without receipt of consideration that results in an increase in the number of outstanding shares of the Common Stock.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) and (c) under the Securities Act, based upon the average of the high and low sales prices of the Common Stock on the New York Stock Exchange on May 4, 2026, a date that is within five business days prior to the filing of this registration statement.

(3)
The Registrant is not relying on Rule 457(p) under the Securities Act to offset any of the filing fee due with respect to the Registration Statement to which this exhibit relates and, accordingly, Table 2 has been omitted.